As filed with the Securities and Exchange Commission on  December 18, 2009
Registration No. 333-159577
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________
FORM S-1/A
(Amendment No.4 )
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

Mountain Renewables, Inc.
(Name of small business issuer in its charter)

Nevada	3433	37-1563401
(State or other Jurisdiction of Incorporation	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
or Organization)

Mountain Renewables, Inc.
1772 Grape Street
Denver, Colorado 80220
 (Address and telephone number of principal executive offices and principal place of business)

Richard Giannotti, President
Mountain Renewables, Inc.
1772 Grape Street
Denver, Colorado 80220
(720) 341-8235
(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share(1) (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.001 par value	5,515,000	$0.10	$551,500	$75.00

Total Registration Fee		$0.10	$551,500	$75.00
____________________

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.
(2)	Calculated in accordance with Rule 457(g)(1). Paid previously.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective.  This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED _____________________.

Mountain Renewables, Inc.
5,515,000 Shares of
Common Stock

This prospectus relates to the re-sale of up to 5,515,000 shares of our common stock.  This is the initial registration of shares of our common stock.  The selling stockholders will sell the shares from time to time at a fixed price of $0.10 per share.

Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market.  If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.  We cannot provide any assurance that our common stock will ever be traded on the OTC Bulletin Board or on any stock exchange.

We will not receive any proceeds from the re-sale of the common stock.

The significant shareholders are deemed “underwriters’ and will sell their shares at $0.10 per share for the duration of this offering.

           Investing in these securities involves significant risks.   See "Risk Factors" beginning on page 5. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405 and have incurred substantial losses since inception. The report our auditor’s report notes that there is substantial doubt of our ability to continue as a going concern.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2009.

Table of Contents

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY

     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.  As used throughout this prospectus, the terms “Mountain” the “Company,” “we,” “us,” and “our” refer to Mountain Renewables, Inc.

MOUNTAIN RENEWABLES, INC.

We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.  We have incurred substantial losses since inception and our auditor’s report notes that there is substantial doubt of our ability to continue as a going concern. We are currently focused selling our inventory of refurbished solar collectors. We are also selling a package of collector mounting hardware specifically designed for our solar collectors. The mounting hardware was just added to our product line and our most recent sale included mounting hardware. To date, we have generated only minimal revenues from the sale of refurbished solar collectors which directly convert sunlight into heat.  We presently have no supply agreement with the refurbisher of the solar collectors which we sell. We believe the cash we have in the bank,possible loans from management together with possible investments from outside parties, will be sufficient for the next year and we presently have no plan to raise additional capital to support our  business plan. As we have no commitments for additional finance, should planned sales fail to materialize, our business could fail for lack of cash. Our auditor's report states that there is substantial doubt that we will be able to continue as a going concern, however, we plan to continue all of the day to day activities and public company reporting during the next year.  More detail regarding our business plan can be found on pages 15 - 22 of this document.

    We have had substantial losses since inception and minimal cash reserves. We may be unable to continue as a going concern and in the event that we are forced to reduce operations or in any way curtail our business, an investor will lose all money invested.

   We intend to focus our sales efforts in Denver, Colorado, where government incentives have accelerated solar. Our ads run over the internet at little or no cost to us. We anticipate that our customers will be owners of residential properties (both single and muli-family dwellings) who would purchase the solar panels and consume the resultant heat energy output.

  There is currently no public market for our common stock.  We plan to open a discussion with market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.  There is no guarantee that we will be listed on the Over-The-Counter Bulletin Board.

Our offices are located in the home of our president at 1772 Grape Street, Denver Colorado 80220, and our collector warehouse is located on East Evans Avenue in Denver.  Our telephone number is: (720-341-8235). We are a Nevada corporation.

Common stock outstanding before the offering	Prior to this Offering, we have 13,515,000 shares of Common Stock outstanding.

Securities offered by the Selling Shareholders	Up to 5,515,000 shares of common stock. This number represents 40.8% of our current outstanding stock.

Common stock to be outstanding after the offering	Up to 13,515,000 shares.

Use of proceeds	We will not receive any proceeds from the sale of the common stock.

        The above information regarding common stock to be outstanding after the offering is based on 13,515,000 shares of common stock outstanding as of September 30, 2009 and as of the date of this prospectus

 Description of Private Placements. None.

 During March 2009, we issued 140,000 shares of common stock to Sonja Gouak, for future contracted services valued at $35,000.

    All of the shares of common stock that are being registered for resale pursuant to this prospectus have been issued.

Summary Financial Information (in thousands, except per share information)

      The following information as of September 30 and as of the date of this prospectus  has been derived from our financial statements which appear elsewhere in this prospectus. We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.  We have incurred substantial losses since inception and the report our auditor notes that there is substantial doubt of our ability to continue as a going concern.

	Nine Months Ended September 30, 2009		March 27, 2008 (inception) thru September 30, 2009
Revenues		$810		$810
Total Operating Expenses		$8,688		$9,286
Net income (loss)		$(7.878)		$(8,476)
Income (loss) per share (basic and diluted)	$	**)	$	(**)
Weighted average shares of common stock outstanding (basic and diluted)		13,476,000		11,913,000
______________

** Less than $(.01) per share

Balance Sheet Information:

	September 30, 2009 Unaudited	Dec 31, 2008 Audited
Working capital	$13,813	$21,226
Total assets	49,228	22,076
Total liabilities	30	0
Accumulated deficit during development stage	(8,476)	(598)
Stockholders’ equity (deficit)	$49,198	$22,076

RISK FACTORS

    This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Our Auditor’s report states that there is substantial doubt that we will be able to continue as a going concern.

    We have had substantial losses since inception and minimal cash reserves. We may be unable to continue as a going concern and in the event that we are forced to reduce operations or in any way curtail our business, an investor will lose all money invested.

We have a limited operating history, there is no certainty that we will ever generate revenue and achieve profitability.

 We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. We currently have no significant business operations and have incurred operating losses since our inception totaling $8,476. We have incurred significant losses from operations. As shown in our financial statements, as of the periods ended December 31, 2008 and September 30, 2009, we have incurred cumulative net losses of $ 598 and $8,476, respectively from operations. We expect to incur significant increasing operating losses for the foreseeable future, primarily due to the expansion of our operations. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. Our ability to achieve profitability depends upon our ability to acquire and resell refurbished solar collectors and collector mounting hardware. We currently do not have any recurring revenues and have only very limited products in our inventory. There can be no assurance that we will ever achieve significant revenues or profitable operations from the sale of refurbished solar collectors.

     Since we have had only $810 in revenues since inception and our company is new and has only recently commenced planned operations, we may not be able to generate predictable and continuous revenue in the near future. Further, there is no assurance that we will ever generate significant revenue. We have  generated only sporadic revenue since inception and we have experienced losses since inception. Failure to generate sufficient revenue to pay expenses as they come due will make us unable to continue as a going concern and result in the failure of our company and the complete loss of any money invested to purchase our shares.

     We estimate that the money we have in the bank will be sufficient to sustain our business plan as a public company for a maximum of one year.

We may be unable to manage our growth, if any, or implement our expansion strategy.

    We may not be able to purchase or resell refurbished solar collectors on a volume basis and results of operations could be materially and adversely affected by low sales volume.

    As a public company, our cost of doing business will increase because of  necessary  expenses  which include, but are not limited to, annual audits, legal costs, sec reporting costs, costs of a transfer agent and the costs associated with NASD fees and compliance. Further, our management will need to invest significant time and energy to stay current with the public company responsibilities of our business and will therefore may have diminished time available to apply to other tasks necessary to our survival. It is therefore possible that the burden of operating as a public company will cause us to fail to achieve profitability.  If we exhaust our funds, our business will fail and our investors will loose all money invested in our stock.

          We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405 It is essential that we grow our business to sell at minimum, 100 collectors per quarter and to achieve profits and maintain adequate cash flow to pay the cost of remaining public. If we fail to pay public company costs, as such costs are incurred, we will become delinquent in our reporting obligations and our shares may no longer remain qualified for.

The issuance of additional shares of our common stock may be necessary for the implementation of our growth strategy.

   The issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock.  Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.  We have no present plan to issue additional common stock or undertake additional financing.

The loss of our current executive officer or our inability to attract and retain the necessary personnel could have a material adverse effect upon our business, financial condition or results of operations

    Our success is heavily dependent on the continued active participation of our current executive officer listed under “Management.” Loss of the services of our officer could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the technology industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. The inability on our part to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

We are controlled by our current officer and director.

 Our director, executive officer and principal stockholder beneficially owns approximately 29.6% of the outstanding shares of Common Stock. Accordingly, our executive officer and director may have the ability to control the election of our Board of Directors of the Company and the outcome of issues submitted to our stockholders.

      Since we have only one director who also serves as our president, chief financial officer and secretary, decisions which affect the company will be made by only one individual.  It is likely that conflicts of interest will arise in the day-to- day operations of our business.  Such conflicts, if not properly resolved, could have material negative impact on our business.

    In the past the company has issued shares for cash and services at prices which were solely determined by Richard Giannotti. At that time, Richard Giannotti made a determination of both the value of services exchanged for our shares, and, as well, the price per share used as compensation.  Transactions of this nature were not made at arms length and were made without input from a knowledgeable and non-interested third party. Future transactions of a like nature could dilute the percentage ownership of the company represented by shares purchased in this offering. While the company believes its past transactions were appropriate, and plans to act in good faith in the future, an investor in our shares will have no ability to alter such transactions as the may occur in the future and, further, will not be consulted by the company in advance of any such transactions. An investor who is unwilling to endure such potential dilution should not purchase our shares.

We have insufficient financial resources to take advantage of supply opportunities as they may arise.
.
       The inability to obtain sufficient refurbished solar collectors would adversely affect our ability to meet future customer demand for products and could impair our ability to enter this market. We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405

Our dependence on our single past supplier of refurbished solar collectors could prevent us from purchasing additional products under terms deemed suitable  and this may prevent or delay us in delivering our products which could result in substantial harm to our business.

 We intend to  purchase additional  refurbished solar collectors from a single third-party supplier who has supplied us in the past on “less than arms length basis” (our supplier served as officer and director of a company with whom we previously consummated a Share Exchange Agreement)  If we fail to maintain our relationships with this source or to secure additional supply sources from others, we may be unable to provide our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our customers within required timeframes, and we may experience order cancellations and our business may fail. In order to obtain required supplies, we may need to make large inventory purchases on short notice, and prior to having purchase orders or deposits from our customers. We may not have sufficient financial resources to make these purchases, which may exacerbate supply shortages. Our past Transactions to purchase refurbished solar collectors with our past supplier cannot be deemed to have been transacted on a “ non-related third party” basis. There is no assurance that we will complete additional transactions to purchase more refurbished collectors from our past supplier.

Our operating results will be subject to fluctuations and our stock price may decline significantly.

Our quarterly revenue, if any, and operating results will be difficult to predict from quarter to quarter. It is possible that our operating results in some quarters will be below market expectations. Our quarterly operating results will be affected by a number of factors, including:

•	the average selling price of our solar collectors;
•	the availability, pricing and timeliness of delivery solar panels;
•	the impact of seasonal variations in demand and/or revenue recognition linked to construction cycles and weather conditions and the retail price of natural gas;
•	timing, availability and changes in government incentive programs;
•	unplanned additional expenses;
•	acquisition costs;
•	unpredictable volume and timing of customer orders, which are not fixed by contract;
•	foreign currency fluctuations;
•	our ability to establish and expand customer relationships;
•	the availability, pricing and timeliness of delivery of other products, such as pumps and controls necessary for our solar products to function;
•	the timing of new product or technology announcements or introductions by our competitors and other developments in the competitive environment;
•	increases or decreases in natural gas and electric rates due to changes in fossil fuel prices or other factors; and
•	Shipping and other factors causing business delays.

 If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. If we fail to meet investor expectations or our own future guidance, even by a small amount, our stock price could decline, perhaps substantially.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar collectors, which may significantly reduce demand for our products.

The market for solar hot water is influenced by U.S. federal, state and local government regulations and policies concerning the utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to natural gas and electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Investment in the alternative energy sources, including solar hot water, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar products. For example, loss of certain major incentive programs and/or the regulatory mandated exception for solar collectors, our business, prospects, results of operations and financial condition would be harmed.

We anticipate that our solar products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety and environmental protection. It is difficult to track the requirements of individual states. Any new government regulations could cause a significant reduction in demand for our refurbished solar collectors.

The reduction or elimination of government and economic incentives could cause our revenue to decline.

Today, the cost of heat from solar collectors exceeds retail natural gas and electric rates in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan, Spain, Italy, Portugal, South Korea and the United States, have provided incentives in the form of feed-in tariffs, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in and to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated altogether. For example, Germany has been a strong supporter of solar power products and systems and political changes in Germany could result in significant reductions or eliminations of incentives, including the reduction of feed-in tariffs more rapidly than required by current law. Some solar program incentives expire, decline over time, are limited in total funding or require renewal of authority. Net metering and other operational policies in California, Japan or other markets could limit the amount of solar power installed there. Reductions in, or eliminations or expirations of, governmental incentives could result in decreased demand for and lower revenue from our products. Changes in the level or structure of a renewable portfolio standard could also result in decreased demand for and lower revenue from our products.

Changes in tax laws or fiscal policies may decrease the return on investment for customers of our business  which could decrease demand for our products and harm our business.

 We anticipate that a major portion of our future revenues will be derived from sales of solar collectors to individual homeowners. In deciding whether to purchase and install our refurbished solar collectors prospective customers may evaluate their projected return on investment. Such projections are based on current and proposed federal, state and local laws, particularly tax legislation. Changes to these laws, including amendments to existing tax laws or the introduction of new tax laws, tax court rulings as well as changes in administrative guidelines, ordinances and similar rules and regulations could result in different tax assessments and may adversely affect a homeowner’s projected return on investment, which could have a material adverse effect on our business and results of operations.

Problems with product quality or product performance, including defects, in the refurbished solar collectors we sell could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

The refurbished solar collectors we have purchased to date were not purchased at arms length and may contain undetected errors or defects.  If we deliver refurbished panels with errors or defects our credibility and the market acceptance and sales of our solar products could be harmed.

The refurbished solar collectors we intend to sell may not gain market acceptance, which would prevent us from achieving sales and market share

    The development of a successful market for the products we intend to distribute may be adversely affected by a number of factors, some of which are beyond our control, including:

•	our failure to offer products that compete favorably against other solar power collectors on the basis of cost, quality and performance;
•
our failure to offer products that compete favorably against conventional energy sources and alternative distributed-generation technologies, such as wind, biomass and solar photovoltaic, on the basis of cost, quality and performance;

        If the products we intend to sell fail to gain market acceptance, we will be unable to achieve sales and market share.

 Recent refinements in technology may have caused the products we intend to distribute to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. The solar industry is rapidly evolving and highly competitive. A variety of competing solar technologies may be under development or available now that could result in lower manufacturing costs or higher product performance than those products selected by us. These development efforts may render obsolete the products we have selected to offer, and other technologies may prove more advantageous.

Existing regulations and changes to such regulations may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

 The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as internal policies and regulations promulgated by electric and natural gas utilities. These regulations and policies often relate to electricity pricing and technical interconnection. In the United States these regulations and policies are being modified and may continue to be modified. We anticipate that our solar thermal products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, and related matters.  Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and as a result, could cause a significant reduction in demand for our solar products.

If our solar technology is not suitable for widespread adoption or sufficient demand for solar products does not develop or takes longer to develop than we anticipate, we would be unable to achieve sales.

       We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405

    The market for solar products is emerging and rapidly evolving, and its future success is uncertain. If solar technology proves unsuitable for widespread deployment or if demand for our solar products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for solar products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar technology and demand for solar power products, including:

•	cost-effectiveness of solar technologies as compared with conventional and competitive alternative energy technologies;
•	performance and reliability of solar products as compared with conventional and non-solar alternative energy products;
•	success of alternative distributed generation technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and large-scale solar thermal technologies;
•	fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;
•	increases or decreases in the prices of oil, coal and natural gas;
•	capital expenditures by customers, which tend to decrease when the domestic or foreign economies slow;
•	continued deregulation of the electric power industry and broader energy industry; and
•	Availability and or effectiveness of government subsidies and incentives.

The reduction,elimination, or failure to adopt pending government economic incentives could prevent us from achieving sales and market share.

         The reduction or elimination of government economic incentives may adversely affect the growth of this market or result in increased price competition, which could prevent us from achieving sales and market share.

 Today, the cost of solar exceeds the cost of energy furnished by the electric utility grid in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan and the United States, have provided incentives in the form of rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar products to promote the use of solar energy to reduce dependency on fossil fuels. These government economic incentives could be reduced or eliminated altogether, which would significantly harm our business.  Pending incentives designed to stimulate our industry may besignificantly delayed or abandoned prior to passage.

We face intense competition from other companies producing solar power and other energy generation products. If we fail to compete effectively, we may be unable to increase our market share and sales.

 Most of our competitors are substantially larger than we are, have longer operating histories and have substantially greater financial, technical, manufacturing and other resources than we do. We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. Our competitors' greater sizes in some cases provides them with competitive advantages with respect to manufacturing costs due to their ability to allocate fixed costs across a greater volume of production and purchase raw materials at lower prices. They also have far greater name recognition, an established distribution network and an installed base of customers. In addition, many of our competitors have well-established relationships with current and potential resellers, which have extensive knowledge of our target markets. As a result, our competitors will be able to devote greater resources to the research, development, promotion and sale of their products and may be able to respond more quickly to evolving industry standards and changing customer requirements than we can.

A substantial number of our issued shares are, or are being made available for sale on the open market. The resale of these securities might adversely affect our stock price.

    The sale of a substantial number of shares of our common stock being registered under this registration statement, or the market's anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

.    Availability of these shares for sale in the public market could also impair our ability to raise capital by selling equity securities.

       Since there is presently no trading market for our shares, an investment in our shares is totally illiquid.  An investor purchasing our shares will not be able to resell their shares  unless a market for our shares develops at some point in the future. There can be no assurance that such a market will ever develop. Therefore, investors who purchase our shares could loose their entire investment.

    Even if a market for our shares does develop at a future date, the volume of trading will be small and on many days the volume will be zero. Our share price will likely be volatile and will likely fall rapidly should an investor attempt to liquidate even as small number of shares. These conditions are likely to persist and could prevent resale of our shares.

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

    We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, under new SEC rules we will be required to include management's report on internal controls as part of our 2009 annual report pursuant to Section 404 of the Sarbanes-Oxley Act. Furthermore, under the proposed rules, an attestation report on our internal controls from our independent registered public accounting firm will be required as part of our annual report for the year ending in 2009. We are in the process of evaluating our control structure to help ensure that we will be able to comply with Section 404 of the Sarbanes-Oxley Act. The financial cost of compliance with these laws, rules and regulations is expected to be substantial. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

When we have exhausted the inventory of refurbished solar collectors as purchased initially in less than arms length transactions with our past supplier, we will ultimately become dependent on a limited number of third-party suppliers which have not yet been identified which could prevent us from delivering our products to our customers within required timeframes, which could result in installation delays, cancellations and loss of market share.

 If we fail to develop or maintain our relationships with our sole supplier, we may be unable to purchase our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our customers within required timeframes and we may experience order cancellation and loss of market share. To the extent the processes that our supplier uses to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers. The failure of a supplier to supply components in a timely manner, or to supply components that meet our quality, quantity and cost requirements, could impair our ability to manufacture our products.  If we cannot obtain substitute materials on a timely basis or on acceptable terms, we could be prevented from delivering our products to our customers within required timeframes, which could result in installation delays, cancellations and loss of market share, any of which could have a material adverse effect on our business and results of operations.

In addition to our reliance on our one past supplier for our refurbished solar panels, our customers will rely on third-party suppliers for key components for our solar  systems, such controls and pumps.

Because the markets in which we compete are highly competitive and many of our competitors have greater resources, we may not be able to compete successfully and we may lose or be unable to gain market share.

 We expect to face increased competition in the future. Further, many of our competitors are developing and are currently producing products based on new solar  technologies that may ultimately have costs similar to, or lower than, our projected costs. We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

 Our solar products compete against other power generation sources including conventional fossil fuels supplied by utilities, other alternative energy sources such as wind, biomass, CSP and emerging distributed generation technologies such as micro-turbines, sterling engines and fuel cells. In the large-scale on-grid solar power systems market, we will face direct competition from a number of companies that manufacture, distribute, or install solar. Potential competitors in the solar power market include universities and research institutions. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. As we enter new markets and pursue additional applications for our products and services, we expect to face increased competition, which may result in price reductions, reduced margins or loss of market share.

    Competition is intense, and many of our competitors have significantly greater access to financial, technical, manufacturing, marketing, management and other resources than we do. Many also have greater name recognition, a more established distribution network and a larger installed base of customers. In addition, many of our competitors have well-established relationships with our potential suppliers, resellers and their customers and have extensive knowledge of our target markets. As a result, these competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changing customer requirements than we will be able to. Consolidation or strategic alliances among such competitors may strengthen these advantages and may provide them greater access to customers or new technologies. To the extent that government funding for research and development grants, customer tax rebates and other programs that promote the use of solar and other renewable forms of energy are limited, we will compete for such funds, both directly and indirectly, with other renewable energy providers and their customers.

    If we cannot compete successfully in the solar industry, our operating results and financial condition will be adversely affected. Furthermore, we expect competition in the targeted markets to increase, which could result in lower prices or reduced demand for our product and service offerings and may have a material adverse effect on our business and results of operations.

The demand for products is affected by general economic conditions.

    The United States and international economies have recently experienced a period of slowing economic growth. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for solar collectors and solar  systems and new residential and commercial buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for our solar products. If the economic recovery slows down as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our solar  products, which may harm our operating results.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines for us.

     Our present and planned operations do not involve any hazardous materials and we have no present plan to transport store or otherwise use hazardous materials. Nonetheless, we are required to comply with all foreign, U.S. federal, state and local laws and regulations regarding pollution control and protection of the environment. In addition, under some statutes and regulations, a government agency, or other parties, may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In the course of future business we may use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our operations or related research and development and manufacturing activities. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. In addition, if more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial. If we fail to comply with present or future environmental laws and regulations we may be required to pay substantial fines, suspend production or cease operations.

There are restrictions on the transferability of the securities.

 Until registered for resale, investors must bear the economic risk of an investment in the Shares for an indefinite period of time. Rule 144 promulgated under the Securities Act (“Rule 144”), which provides for an exemption from the registration requirements under the Securities Act under certain conditions, requires, among other conditions, a six month holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. However, because of our status as a “Shell Company” our securities are not eligible for the Rule 144 exemption. There can be no assurance that we will fulfill any reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning us...

If the Company uses its stock in acquisitions of other entities there may be substantial dilution at the time of a transaction.

 The $0.10 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. Accordingly, if you purchase shares in this offering, you may experience substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities or if the Company’s shares are issued to purchase other entities assets.

There is presently no market for our common stock, any failure to develop or maintain a trading market could negatively affect the value of our shares and make it difficult or impossible for you to sell your shares.

    Prior to this offering, there has been no public market for our common stock and a public market for our common stock may not develop upon completion of this offering.  While we will attempt to have our common stock quoted on the Over-The-Counter Bulletin Board, since the OTC Bulleting Board is a dealer system we will have to seek market-makers to provide quotations for the common stock and it is possible that no market-maker will want to provide such quotations. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us.  Even if a market for our common stock does develop, the market price of our common stock may be highly volatile.  In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

    Even if our common stock is quoted on the OTC Bulletin Board under a symbol, the OTC Bulletin Board provides a limited trading market. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our common stock will be subject to the “Penny Stock” rules of the SEC.

    The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•
that a broker or dealer approve a person's account for transactions in penny stocks; and   the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

    In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•
obtain financial information and investment experience objectives of the person; and   make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

    The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

    Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

    Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Should our stock become listed on the OTC Bulletin Board, if we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

 Companies trading on the Over-The-Counter Bulletin Board, such as us are seeking to become  reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.   In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

USE OF PROCEEDS

    This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

    There is currently no public trading market for our common stock. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

  As of  December 31, 2008, September 30, 2009 and the date of this prospectus, we had 13,375,000, 13,515,000 and 13,515,000 shares  respectively of common stock issued and outstanding and approximately 41,42 and 42 stockholders respectively of record of our common stock.

Dividend Policy

    The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.  We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Equity Compensation Plan Information

  As of December 31, 2008 and September 30, 2009 and the date of this prospectus we have not adopted an equity compensation plan under which our common stock is authorized for issuance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

    The information in this prospectus contains forward-looking statements.  All statements other than statements of historical fact made in this prospectus are forward looking.  In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements.  These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.  Forward-looking statements reflect management’s current expectations and are inherently uncertain.  Our actual results may differ significantly from management’s expectations.

    The following discussion and analysis should be read in conjunction with our financial statements, included herewith.  This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.  Such discussion represents only the best present assessment of our management.

Limited Operating History

         There is limited historical financial information about our Company upon which to base an evaluation of our future performance. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. Our Company has generated only limited revenues from operations. We cannot guarantee that we will be successful in our business. We are subject to risks inherent in a small company, including limited capital resources, delays in product delivery, and possible cost overruns due to price and cost increases. There is no assurance that future financing will be available to our company on acceptable terms. Additional equity financing could result in dilution to existing shareholders.

Company Description and Overview

            Mountain Renewables, Inc. was formed on March 27, 2008. The founder, director and officer of our company is Richard Giannotti.  Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

             We are currently focused on procuring and reselling refurbished solar collectors and mounting hardware.  We are seeking solar collectors that have the highest conversion efficiency, a measurement of the amount of sunlight converted by the solar collector into heat.

The used solar collector market

        We believe that the market for used solar collectors  is  small, sporadic, highly fragmented and we do not know of any organized exchange or other commercial oversight group that has established any structure or standards. Consequently, our understanding of that market is incomplete and based solely on our limited observations, discussions with homeowners, solar installers, solar maintenance workers, roofing company employees and a very limited number of individuals engaged in scrap metal recycling on a cottage industry scale. Further, we have not conducted any studies or surveys or by other means tried to quantify or predict the volume of  solar systems or solar collectors suitable for refurbishment that may have come on the market to date or that in the future may become available.

Our present supply of refurbished solar collectors

        Based upon our experience, we believe that a limited numbers of solar collectors that were manufactured but never installed, may exist and now become available in the market.  Our business is presently being started up and operated with such collectors. Our present inventory of collectors was purchased from Mr. Wiegand and was previously stored out of doors for 25 years, unused.  It is now stored indoors at our storage faculty.

         We have no supplier agreement with Mr. Wiegand. During November of 2008 we have consummated a Share Exchange Agreement with Ambermax IV, a company managed by Mr. Wiegand. The consummation of that agreement brought us limited funding  and we subsequently completed a separate transaction with Mr. Wiegand to purchase 10 refurbished collectors. Our purchase of 10 collectors from Mr. Wiegand, and  future transactions with Mr. Wiegand, if any, should be deemed as completed as “at less than arms length.”

        Mr. Wiegand has informed  us that over 200 collectors were stolen from his outdoor storage area. We believe this reduces the number of collectors available to Mr. Wiegand to approximately 65 units but we have no assurance that these collectors can be refurbished or that we will be able to purchase these collectors from Mr. Wiegand.

        Mr. Wiegand does cosmetic refurbishment to make solar collectors ready to ship to us. Our historic cost to purchase  refurbished solar collectors from Mr. Wiegand is $85 per collector.

Our alternate future supply of refurbished solar collectors

        Background. In response to rising energy costs and a strong tax incentive program, solar thermal systems for space heat or domestic hot water were installed on rooftops in the Denver area between 1980 and the ending of the Federal Solar Tax Credit in 1985. Collectors are generally designed to last between 15 to 25 years but we have seen examples of collectors that failed sooner and some that operate well past that design lifetime. Also, we have seen solar systems that are inoperative where the collectors appear to remain in a functional state when other system components have worn out. In any case, over  the twenty to twenty five year period form installation date through the present, many Denver area solar systems have ceased to function  and associated collectors have been removed. We have seen some of these collectors  advertised for sale in “as is” condition on the internet.

        We believe that many more collectors are likely to be removed in the future as the roofing material under the collector mounting exceeds its design life of 20-30 years and begins to fail. When the roof located under and around solar collectors needs replacement, the local practice is to first remove the solar collectors so the roof can be replaced. If the solar collectors are not part of a functioning solar system, the owner will not generally  remount the collectors on the repaired roof, but will rather evaluate various available options to dispose of them.

        Solar collectors often contain valuable copper, aluminum or steel. Upon removal, they do not generally go intact to a landfill. One option  for efficient disposal is to give the collectors to someone who offers to remove them in return for salvage rights. The collectors may then be junked for salvage value of materials, resold “as is” or refurbished in some manner and sold as  “refurbished.”  Collectors, in various states of usability  thus become available as evidenced by advertisements on the internet.

        We do not plan to engage in any activities in connection with used or salvaged solar collectors, other than purchase and subsequent resale.

        In the future, when the supply form Mr. Wiegand is exhausted, or future purchases of refurbished solar collectors from Mr. Wiegand is no longer feasible,  we plan only to purchase and resell collectors obtained and refurbished by others. We presently have remaining in inventory four collectors of the ten purchased from Mr. Wiegand. We have no present agreement  with Mr. Wiegand or any alternative supplier and we have not initiated a search for such an alternative supplier.

        Consequently, future  prices and availability for refurbished solar collectors are not presently known. Pricing and activity in this market  will likely be dictated by the spot and futures market for copper, aluminum, the price of energy and the general state of the economy. Consequently we may experience difficulty in locating and purchasing refurbished collectors and will likely experience continued inability to predict our level of sales as well as further difficulty in reselling any collectors placed into inventory.

We believe that increasing our sales volume significantly, while necessary to our success, can only be achieved when natural gas prices return to the high levels experienced prior to the present economic downturn. We believe our low overhead permits us conserve cash and maintain a low level of operations  so that we can survive to later expand sales during a  recovery of the economy which we believe will be accompanied by lower unemployment, activation of solar incentives under consideration by government entities, higher fuel prices and a generally better environment for pursuit of our business plan. We can offer no assurance of when, or if, any of the improvements in business environment that we believe are necessary to our success will materialize. Should the business environment remain weak in our industry for years to come, we may consequently fail to achieve a level of sales necessary  to the survival of our business. In that event, we would become insolvent, unable to continue either operations or public company reporting and our investors would likely lose their entire investment.

        We locate and purchase and subsequently resell refurbished collectors   We commenced operations on October 3, 2008, when we purchased our first inventory of refurbished collectors. This inventory was delivered to our warehouse which we rented on November 6, 2008. Our advertising was commenced in November 2008. Our first sale was during March of 2009. We locate and purchase, refurbish and resell  collectors.  Our sales operations have been continuous since October of 2008..Recently we expanded our product offering to include a package of fixed collector mounting hardware and we are now stocking the mounting package at our warehouse. Our most recent sale of collectors included the mounting hardware package. This will greatly simplify the work to attach our collectors to a roof or mount them on the ground as appropriate.

Since inception of operations, we have pursued efforts to sell our inventory of refurbished collectors. We maintain a log of all contact with potential buyers. From this log of sales interviews we learned that potential buyers would prefer to purchase collectors that are easily installed. There appeared to be a demand for mounting components that were durable,  cost efficient, flexible in application, sized for our collectors and available at our warehouse. Base upon those criteria our collector supplier fabricated and delivered our initial mounting hardware. To date our sales efforts have met with only very limited success but we believe that having mounting hardware in stock will lead to better results in the future, assuming we can fund and maintain our operations until there are higher natural gas prices, lower unemployment, stronger government tax incentives for the use of solar. There is no assurance of when, or if, these factors that we believe are necessary to our success will materialize. We have no plan to save our business in the event that there is a long term unfavorable out come to these contingencies which are beyond our control.

We are working to locate and purchase or otherwise obtain additional refurbished collectors suitable for  resale. Based upon the working relationship we are developing with our present supplier, we believe we can expand our business without any written supplier contract. All purchases and sales are done in cash. We have no plan to finance our inventory and we do not offer terms to our customers. To date we have not encountered any business situation where it would be in our best interest, due to slack sales results to negotiate or execute formal contracts in connection with our business. We believe that to obtain a written agreement we would have to commit to purchase well in excess of the quantity we are presently able to sell. However, we utilize a written purchase order in connection with sales to document our terms of sale and physical delivery. We anticipate greater sales volume as the economy improves, as we gain experience in selling and as our initial customers complete the installation of the collectors they have purchased. We have initiated a sales commission incentive to management. Our business plan is to continue and refine our present operations to purchase inventory and resell refurbished solar collectors, and accordingly, we have no present plan, arrangement, commitment or understanding to engage in a merger or acquire another company.

Our Expected Cash flow

We  estimate that our quarterly cash flow, without allowances for extraordinary events  will be positive once we sell an average of 100 collectors and 30 mounting packages per quarter. Our sales goal is 100 collectors and 30 mounting packages per quarter.  This goal is the minimum sales to achieve a break even cash flow with our present margin and taking into account the overhead we presently experience.  We are currently selling an average of only two collectors per quarter. The dramatic increase in sales we envision will only be achievable with a combination of a stronger economy, higher fuel costs and stronger government incentives for solar. In preparation for stronger performance, we have adopted a sales incentive to reward the sales performance of management and we project that in a stronger business environment, we will generate revenue sufficient to sustain our business.

We have no present plan for changes in our operations which would thereby increase sales from two collectors per quarter to 100 collectors per quarter other than our plan to let sales grow with the economic improvements which we believe are forthcoming as energy prices increase in step with  recovery of the US economy from what economists are calling the worst recession since the great depression. We believe that government plans to stimulate the economy with incentives for alternate energy and related jobs, if adopted, will boost our sales without the need to expend our limited cash on an expensive marketing program, which, we believe, in the present business environment would not be productive. We believe that the economic changes we await are long overdue and will occur in due course as other issues, such as health care reform, banking reform and general government gridlock are resolved.

    We plan to use the funds we now have, supplemented by loans form management or outside investors, however, we have no present arrangement for financing and we cannot predict if or when funds will become available to us. When we need cash we may find that our management is unable to loan us additional money. Management has made no commitment for additional finance to our business, conditional upon sales performance or otherwise.  In the future management is under no obligation to provide cash to our business. Even if management elects to provide cash, there could be significant dilution to other investors and the cash provided may still prove insufficient to prevent insolvency and failure of our business. We believe that outside funding will be difficult to obtain without first showing  better sales performance and our sales performance may remain depressed  because of the slow economy. Consequently, we may fail for lack of cash and any investment into our company may prove a total loss.
  The supplier of our present inventory of refurbished collectors, James Wiegand, has stated that due to an incident of theft at his storage site, he will not be able to provide us with 100 collectors per quarter on a continuous basis. Once we have sold those collectors available from Mr. Wiegand, we will advertise on the internet to locate and purchase additional  refurbished collectors. Mr. Wiegand is unable to sell us more than 60 refurbished collectors and we have no assurance that we can purchase any additional collectors from Mr. Wiegand. Our past purchases of refurbished collectors from Mr. Wiegand have not  been “at arms length” owing to the fact that we concluded a Share Exchange with Ambermax IV in which Mr. Wiegand was an officer and director. We believe additional inventory will become available us on terms we judge favorable but there is no assurance of this.  Our business is subject to market supply and demand, building supply prices and commodity prices, for example, volatile prices paid for scrap copper and aluminum. We believe there are numerous potential suppliers of refurbished collector, which have universal application where heated water or air is required. We are unable to predict our future sales or the margins we may generate on sales and we may sell significantly less than  100 refurbished collectors each quarter.  We believe 100 collectors is the minimum required sales to reach a positive cash flow each quarter.

Even if sales improve dramatically, we might be  unable to locate  adequate cash to purchase  refurbished inventory. or thereafter fail to sell the collectors which we add to our inventory. Therefore, we are unable to predict or assure the cash flow of our business. Past cash flow has been  insufficient to sustain operations and continued negative cash flow will deplete our present cash and may lead to failure of our business and loss all money invested.

Our Potential for Growth.

Our business model indicates we can achieve a positive cash flow as a public company if and when we can successfully sell, each quarter, 100 collectors. We are presently selling only two collectors per quarter. We believe our business model is scalable up to 150 collectors per quarter. We will need to expand to a larger warehouse space in the event that we  achieve sales of over 150 refurbished collectors per quarter.. We believe that such a larger space will not be difficult to locate, but we have no present plan to increase the size of our collector warehouse during the next year. We believe that a large percentage of the solar thermal systems that were installed nationally in response to the solar tax credit offered  through 1985, may  now be inoperative and eligible for removal or rehabilitation. While this view is based solely on our very limited experience in the Denver area, we believe that  similar market conditions  may exist outside our region. Over the longer term, once our business model is  profitable locally, we will evaluate its suitability to a larger region and expand outside Colorado.

 For the year ended December 31, 2008, we had generated no revenues and we incurred losses of  $598.  For the period from inception thru September 30, 2009, we generated  $810 in revenues and we incurred losses of  $8,476.  Our operating expenses included significant legal, consulting and accounting expenses. We are considered a development stage company. We expect to  generate cash in our operating activities as we expand sales.

Results of Operations

       See the Financial Statements for comparison data to prior periods.

         We have financed our operations since inception primarily through cash contributed and raised by our officer and director. As of September 30, 2009, we had  $13,813 in cash, and working capital of $13,485.

  The following table sets forth our statements of operations data for the nine months ended September 30, 2009 and the period from inception, March 27, 2008 through September 30, 2009. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

Summary Income Statement

	Nine Months Ended September 30, 2009	Period form Inception March 27, 2008 through September 30,, 2009
Revenues, net	$810	$810
Gross profit (loss)	260	260
Selling, general and administrative expenses
Research & development expenses	-	-
Total operating expenses	8,688	9,286
Loss from operations
Other Income (expense)	-	-
Loss from operations before income taxes	(7,878)	(8,476)
Income tax provision	-	-
Net loss	$(7,878)	$(8,476)

Revenues

  For the period from inception through September 30, 2009 we had $810 in revenues.

  Total Operation Expenses

 Total Operation Expenses for the period from inception through September 30, 2009 were  $9,286.

Net Loss

                 Our net loss  for the period from inception through September 30, 2009  was $8,476 .

      The net loss reflects our expenses relating to this registration statement. These expenses have been incurred ahead of our ability to recognize material revenues from our new strategy.

Liquidity and Capital Resources

        As of September 30, 2009, we had cash and cash equivalents of $13,813 and working capital of $13,485. Since inception we funded our operations from cash contributed by our officer, private sales of equity securities and cash received from our transaction with Ambermax. The purpose of our transaction with Ambermax was to increase our cash reserves and initiate operations.

Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. We have incurred substantial losses since inception and the report our auditor’s report notes that there is substantial doubt of our ability to continue as a going concern. The supplier of our present inventory of  refurbished collectors has stated that he will not be able to provide us with our projected requirement of 100 collectors per quarter on a continuous basis. Once we have sold our present inventory of refurbished collectors, and in the event that our present supplier proves unable or unwilling to continue as our sole supplier, we will advertise on the internet and purchase used collectors as they become available to us.  Consequently, we may sell significantly less than 100 collectors  each quarter because we are unable to locate adequate refurbished inventory and/or for other causes. We are presently selling an average of only two collectors per quarter and we may be unable to sell any of the collectors in inventory. Therefore, we are unable to predict the cash flow of our business. We believe cash flow, if any, may be sporadic during the next year as the week economy and low energy prices continue to limit consumer interest in solar systems. Our present plan is to keep expenses low and await better business conditions In the event that our sales are disappointing, our liquidity may diminish substantially but we presently have no alternate plan to boost sales.

Significant Capital Expenditures

      There were no significant capital expenditures

Critical Accounting Policies

      The preparation of financial statements in conformity with United States generally accepted accounting principles requires management of our company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

      Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. Our significant accounting policies are discussed in Note 1 to our financial statements.

BUSINESS

Overview

Overview and Day to Day Business Operations

                We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405    Our company was incorporated in the State of Nevada on March 27, 2008.

        We commenced operations on October 3, 2008, when we purchased our first inventory of refurbished collectors. This inventory was delivered to our warehouse which we rented on November 6, 2008. Our advertising was commenced in November 2008. Our first sale was during March of 2009. We purchased our first mounting hardware during September 2009 and our second sale consisting of collectors and mounting hardware occurred during September 2009.

        We utilize an office in the home of our president. The office is 150 square feet. The value of the office space is $100 per month. Use of the space is contributed by our President. During the next year, We foresee no need to increase the size of our office space or relocate.

      We rent approximately 80 square feet of warehouse space at Public Storage. Located on East Evans Avenue in Denver , Colorado, on a month to month basis.  The rental cost of the space is $ 65 per month. We have no lease. We plan to utilize this space for the next year or until such time as we require a larger space. We anticipate that we can easily locate and arrange for the use of a larger space in the vicinity of our present space at a similar cost per square foot.

      Our business is to market and sell solar products. Specifically, we engage in the following operations

●	Procure refurbished solar collectors and mounting ; and

●	Sell solar collectors using free local advertising on the internet.

Day to Day activities of Mr. Giannotti directly associated with the above operations include:
1.	Post advertising on the internet
2.	Answer calls from prospective customers
3.	Meet with potential customers to help plan solar installations
4.	Show potential customers our products at our warehouse and close sales
5.	Prepare sales projections and inventory purchases
6.	Purchase inventory
7.	Pay bills and keep books
8.	Do banking
9.	Meet with bookkeeper and auditor

Past, Present and Future Executive Activities of Mr. Giannotti include:
1.	Attend meetings of solar association
2.	Locate grants
3.	Research solar technology and visit solar installations and production facilities. Example: Tracking mounts.
4.	Locate equity investors. Examples: Bristlecone and Ambermax
5.	Meet with Securities Attorney
6.	Draft and File Registration Statement

       Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. The supplier of our present inventory of  refurbished collectors, James Wiegand, has stated that due to an incident of theft at his storage site, he will not be able to provide us with 100 collectors per quarter on a continuous basis. Once we have sold those collectors available from Mr. Wiegand, should a future need arise, we will advertise on the internet to purchase used and refurbished collectors from other sources. Mr. Wiegand is the supplier of our mounting hardware. Some elements of the hardware are custom fabricated for sale and use with our solar collectors. We have recently started to offer this mounting hardware for use with our solar collectors.

       We believe that solar collectors will operate at higher efficiency when installed on mounts that track the sun. Accordingly, we are researching solar tracking technology, both available and under development, which can be used with our collectors or adapted for use with any solar collector. We have been assisted in this research by Mr. Wiegand, who is developing a proprietary solar tracking mount system. We are negotiating with Mr. Wiegand to obtain the non-exclusive  right to sell such a tracking system in the event that Mr. Wiegand should elect to commercialize his technology at some future date. There is no assurance such efforts will lead to an agreement. We believe that all experimental tracking mounts developed and tested by Mr. Wiegand as of the date of this prospectus have failed to perform to expectations and  not yet ready for commercialization. We have not undertaken any market analysis to investigate any aspect of the future market for solar tracking mounts.

    Our business is subject to supply and demand for building supplies and commodity prices as well as the strength of the general economy and activation of  government tax incentives or other stimulation to our industry.

The Energy Industry

    Fossil fuels are non-renewable resources, meaning that at some point the world will exhaust all known oil and natural gas reserves. The electrical utility industry and traditional oil and gas companies face many challenges in meeting the growing worldwide demand for energy, including the following:

•
Fossil Fuel Supply Constraints:   A large portion of the world's electricity is generated from fossil fuels such as coal, oil and natural gas. Limited fossil fuel supply and escalating demand for electricity should continue to drive up wholesale electricity prices, creating a need to develop new technologies for power generation. Due to a slowing of the United States economy, Colorado is currently experiencing a record surplus of natural gas with a consequent drop in wholesale prices. Should prices fail to recover we may experience depressed sales of solar components.

•
Infrastructure Constraints:   In many parts of the world, the existing electricity generation and transmission infrastructure is insufficient to meet projected demand. Developing and building a centralized power supply and delivery infrastructure is capital intensive. This has left the electricity supply insufficient to meet demand in some areas, resulting in both scheduled and unscheduled blackouts.

•
Desire for Energy Security:   Given the political and economic instability in the major oil and gas producing regions of the world, governments are trying to reduce their dependence on foreign sources of fossil fuels.

Environmental Issues

We are aware of no environmental regulations which apply to our activities or to the use of  products we resell. We are engaged only in the purchase, storage and  resale of collectors and purchase, storage and resale of fabricated sheet metal mounting components. Our activities do not involve any assembly or disassembly. We utilize no chemicals. The products we sell emit no vapors and are environmentally inert.

Challenges Facing Solar Power

      The solar  industry must overcome the following challenges to achieve widespread commercialization of its products:

•
Decrease Per Kilowatt-hour Cost to Customer.     In most cases, the current cost of heat from solar is greater than the cost of heat from retail electricity from the utility network. While government programs and consumer preference have accelerated the use of solar, cost remains one of the largest impediments to growth. To provide an economically attractive alternative to heat from conventional electricity, the solar industry must continually reduce manufacturing and installed costs.

•
Achieve Higher Conversion Efficiencies.     Increasing the  efficiency of solar collectors reduces the material and assembly costs required to build a solar panel with a given heat collection capacity. Increased efficiency also reduces the amount of rooftop space required for a solar system, thus lowering the cost of installation per consumer.

•
Improve Product Appearance.     We believe that aesthetics are a barrier to wider adoption of solar, particularly among residential consumers. Historically, residential and commercial customers have resisted solar products, in part, because most solar panels are perceived as unattractive.

Solar Thermal Design and Installation

      We do not provide design, installation, maintenance or  other support  to  customers. We expect our current residential customers to be generally highly educated, high-income professionals who are concerned about the environment and also have the disposable income and skill to design and install a solar system.   We may however direct our customers to a third party contacts for their system design and engineering.

Our Strategy

        Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. We will concentrate on selling solar collectors over the internet.  We believe the solar power industry is at an early stage of its growth and is highly fragmented with many smaller companies.  Our principal objective in our business is to be the leader in the low cost solar collector sales.

    Accordingly, our growth strategy primarily includes:

•	Providing solar collectors for rooftop installations in residential applications.

•	Reducing installation costs by selling collectors at low cost.

•	Promoting and enhancing a reputation for lowest cost collectors.

•	Selling our solar collectors in a limited geographic market until we can profitably expand.

Competition

    The market for solar thermal collectors is competitive and continually evolving. We expect to face increased competition, which may result in our inability to sell our refurbished solar collectors. Many of our competitors have established a stronger market position than ours and have larger resources and recognition than we have. In addition, the solar market in general competes with other sources of renewable energy and conventional power generation.

We believe that the key competitive factors in the market for solar  panels include:

•	Efficiency and performance;
•	Price;
•	Aesthetic appearance of solar panels.

    We may also face competition from groups we have not yet identified who may develop products or technologies which are competitive with our products.

Environmental Regulations

 We are not subject to any foreign, federal, state and local governmental laws and regulations related to the purchase, storage, use and disposal of hazardous materials. The products which we purchase, store and resell  do not contain hazardous material and we do not utilize, store or transport hazardous materials  Nonetheless, if we fail to comply with present or future environmental laws and regulations, we could be subject to fines, suspension of production or a cessation of operations. In addition, under some foreign, federal, state and local statutes and regulations, a governmental agency may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for the release or otherwise was not at fault.

We are not aware of any pending or threatened environmental investigation, proceeding or action by foreign, federal, state or local agencies, or third parties involving our current facilities. Any failure by us to control the use of or to restrict adequately the discharge of, hazardous substances could subject us to substantial financial liabilities, operational interruptions and adverse publicity, any of which could materially and adversely affect our business, results of operations and financial condition.

EMPLOYEES

      As of September 30, 2009 and the date of this prospectus,, our sole officer and director is responsible for all procurement, sales, general and administrative functions. We have no other employees. Going forward, we will pay our employee a commission on sales. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

LEGAL PROCEEDINGS

    We are not presently a party to any pending material litigation nor, to the knowledge of our management, is any litigation threatened against us.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their respective ages and positions as of  September 30, 2009 and the date of this prospectus are as follows:

Name	Age	Position

Richard Giannotti (1)	62	President, Chief Financial Officer and Director
_______________

(1)	Our President, founder and director

Executive Biographies.

   Richard F. Giannotti, President, is a business graduate from American University in Washington, DC.  He served as an Assistant National Bank Examiner with the U.S. Treasury Department before moving to Colorado.  Mr. Giannotti has had extensive experience in both the securities and insurance industries over the last thirty years.  His sales and marketing background had him employed with companies ranging in size from start-ups to a billion dollar international company.  For the past several years, he has been involved with a start-up bio medical company and is presently engaged with MetLife Home Loans in Denver, Colorado.

Board of Directors

    Our Directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

    A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum.  However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

Directors may receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board. Presently our sole director  receives no compensation for his service on our Board of Directors.

Director  & Officer Compensation

      During March 2008 Mountain Renewables, Inc. sold  4,000,000 initial founders shares of  common stock to founding shareholder, Richard Giannotti, for $5,000 cash. At the time of the sale Mr. Giannotti  constituted the entire board of directors.

      During March 2008 Mountain Renewables, Inc.  sold  6,000,000 shares of our common stock to Bristlecone Associates, LLC for $5,000 cash.

   On November 14, 2008 we consummated a “share exchange agreement” with Ambermax IV that should not be considered an arms length transaction in that our Officer and Director was a shareholder of Ambermax IV at the time of the transaction.

      The following shares, totaling 530,000 shares, owned by Mr. Giannotti are being registered in this registration statement:

 30,000 shares obtained from consummation of our share exchange agreement with Ambermax IV.

 500,000 shares of the 4,000,000 shares purchased by Mr. Giannotti during March of 2008.

 We have no director compensation policy. Directors may be reimbursed for their expenses incurred for attending each board of directors meeting and may be paid a fixed sum for attendance at each meeting of the directors or a stated salary as director. No policy or payment precludes any director from serving us in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings. During the year ended December 31, 2008 and the period form inception until September 30, 2009 and the date of this prospectus,, none of our directors were paid any fees to attend director meetings.

EXECUTIVE COMPENSATION

      There were no executives who received annual and/or long-term compensation for more than $100,000 per year at the end of the last completed fiscal year.  Further, our chief executive officer for the year ended December  31, 2008  and the nine months ended September 30, 2009, and as of the date of this prospectus did not receive any compensation. Going forward, we will pay Mr. Giannotti a commission of 7% of sales, however we have not executed a written agreement in connections with this arrangement. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

Summary Compensation Table

The following table sets forth certain information concerning compensation paid during years ended December 31, 2008. During 2009 and as of the  date of this prospectus, Mr. Giannotti has also received no compensation. Going forward, Mr. Giannotti will receive a commission of 7% of gross sales, however, no written agreement in connection with the sales commission to be paid Mr. Giannotti has been executed.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Richard Giannotti	2008	—	—	—	—	—	—	—	—

Option Grants in Last Fiscal Year

 No stock options were granted to the Named Executives for the year ended December 31, 2008 and as of the date of this prospectus.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

    No stock options were exercised or held for exercise.

Equity Compensation Plan Information

    There is currently no stock option executive compensation plan in place.

Employment and Consulting Agreements

  The Company has no agreement for employment. The company has a written agreement for certain future financial printing services for which 140,000 shares of its common stock have been issued. Going forward, we will pay Mr. Giannotti a commission of 7% of sales, however we have not executed a written agreement in connections with this arrangement. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our President, Mr. Giannotti, purchased 10,000 shares of Ambermax IV Corporation during July of 2006 for $400. Under the terms of the Share Exchange agreement consummated during November 2008 between Ambermax IV and Mountain Renewables, Inc. Mr. Giannotti exchanged his 10,000 shares of Ambermax IV for 30,000 shares of Mountain Renewables, Inc. A copy of the Share Exchange Agreement, signed by all shareholders of Ambermax IV, including Mr. Giannotti, is contained in  Exhibit 10.1.Our  Share Exchange agreement with Ambermax IV may be deemed consummated at less than arms length because of Mr. Giannotti’s ownership of shares in Ambermax IV. Mr. Wiegand,  supplier of our refurbished collectors and mounting components was an officer and director of Ambermax IV and signed that agreement.  The purpose of our transaction with Ambermax IVwas to increase our cash reserves. See Signatory page of “Share Exchange Agreement” for a complete list of the former shareholders of Ambermax IV.

    All of the shareholders of Ambermax IV, including Mr. Giannotti, exchanged each share owned of Ambermax IV for three shares of Mountain Renewables, Inc. common stock.  A copy of the “Share Exchange Agreement” signed by Mr. Wiegand as and Officer and  director of Ambermax IV, and  by all shareholders of Ambermax IV, including Mr. Giannotti, is contained in  Exhibit 10.1  previously filed.  Subsequent to consummation of the Share Exchange Agreement, Mr. Wiegand sold us refurbished collectors in a separate transaction, which should be deemed completed at less than arms length due to Mr. Wiegand’s previous role as officer and director  in Ambermax IV and Mr. Wiegand’s consequent role in the Share Exchange Agreement taken together with Mr. Giannotti’s previous role as a Shareholder of Ambermax IV and his role in the Share Exchange Agreement as our officer and director.

              Mr. Giannotti has no relationship with any shareholder of the Company other than Mr. Wiegand who presently is the sole supplier of our product.

             Mr. Giannotti has no relationship with any of the previous shareholders of Ambermax IV Corporation. Mr. Giannotti is not associated with Bristlecone Associates or its management.

             Our President, Mr. Giannotti purchased 4,000,000 shares of the Common Stock of Mountain Renewables for $5,000 cash during March of 2008.

  We  issued  Sonja Gouak  140,000 shares  during March 2009 for future services as our financial printer. The services are valued at $35,000.  There is no relationship between Sonja Gouak and any of the other selling shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 30, 2009 and as of the date of this prospectus, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405

Title of Class	Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage Ownership (2)

Common Stock	Richard Giannotti	4,030,000	29.8%

Common Stock	Bristlecone Associates, LLC 38113 Fruitland Mesa Road Crawford, CO 81415	6,000,000	44.4%

Common Stock	All Executive Officers and Directors as a Group (1 person)	4,030,000	29.8%
____________________
(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Mountain Renewables, Inc., 1770 Grape St, Denver, CO 80220.

(2)
Applicable percentage ownership is based on  13,515,000 shares of common stock outstanding as of September 30, 2009 and as of the date of this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

Description of Securities

 Authorized capital stock consists of 100,000,000 shares of a single class of common stock, having a $0.001 par value. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

 The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights are entitled to one vote per share on all matters on which stockholders may vote

        Non-Cumulative Voting

    Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

    As of the date of this Prospectus, we not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions.

    We will not to pay any cash dividends in the foreseeable future, but rather  reinvest earnings, if any, in our business operations.

Reports

      After this offering, we will furnish its shareholders with annual financial reports certified by our independent accountants, and may, in our discretion, furnish unaudited quarterly financial reports.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our articles and bylaws provide for the indemnification of our directors and officers against all claims and liability by reason of serving as a director or officer.  It shall be within the discretion of our Board of Directors whether to advance any funds in advance of disposition incurred by any director or officer in connection with that proceeding.  We are not, however, required to reimburse any legal expenses in connection with any proceeding if a determination is made that the director or officer did not act in good faith or in a manner reasonably believed to be in our best interests. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

                No market currently exists for our shares. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. The price reflected in this prospectus of $0.10 per share is the initial offering price of the shares of common stock upon the effectiveness of this prospectus. Significant selling shareholders, Giannotti and Bristlecone should be deemed “underwriters,” and will offer their shares at a fixed price of $0.10 per share for the duration of the offering. The selling stockholders (other than significant shareholders Giannotti and Bristlecone), may, from time to time, sell any or all of their shares of common stock covered by this prospectus in private transactions at a price of $0.10 per share or on any stock exchange, market or trading facility on which the shares may then be traded. If our shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB"), the selling stockholders may sell any or all of their shares at prevailing market prices or privately negotiated prices. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions; and
•	a combination of any such methods of sale.

       The  provisions of Rule 144 are not available to our shareholders because of our status as a shell company as provided in Rule 144(i). ..

      The $0.10 per share offering price of the shares of common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Additionally, the offering price of our shares is higher than the price paid by our founders, and exceeds the per share value of our net tangible assets. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities, if the need for additional financing forces us to make such sales. Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

      In offering the shares covered by this prospectus, the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any broker-dealers who execute sales for the selling stockholders will be deemed to be underwriters within the meaning of the Securities Act.  Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

  Each selling stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

      Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

SELLING STOCKHOLDERS

 The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are re-sold by the selling stockholders, none of the selling stockholders, other than Bristlecone and Giannotti, will continue to own any shares of our common stock.

        The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they resell all of the shares offered.

        Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

Name of Selling Stockholder	Common	Total Shares	Number of Shares Owned
and Position, Office or	Shares owned by	Registered Pursuant	Issued and	by Selling Stockholder After
Material Relationship with	the selling	to this	Outstanding Shares	Offering and Percent of Total
Mountain Renewables, Inc.	Stockholder (1)	Offering	before Offering	Issued and Outstanding (2)
			% of Class	# of Shares	% of Class
Bristlecone Associates, LLC (3)	6,000,000	1,500,000	44.4	4,500,000	33.3
Richard Giannotti**	4,030,000	530,000	29.8	3,500,000	25.8
Corey Wiegand	600,000	600,000	4.4	Nil	Nil
Michael Wiegand	600,000	600,000	4.4	Nil	Nil
Martha S. Sandoval	600,000	600,000	4.4	Nil	Nil
Dustin Sandoval	150,000	150,000	1.1	Nil	Nil
Jessica Sandoval	150,000	150,000	1.1	Nil	Nil
Andrew Peterson	150,000	150,000	1.1	Nil	Nil
Lacey Rosales	150,000	150,000	1.1	Nil	Nil
Craig Bordon	30,000	30,000	*	Nil	Nil
Craig K. Olson	60,000	60,000	*	Nil	Nil
David Callaham	30,000	30,000	*	Nil	Nil
David Zallar	30,000	30,000	*	Nil	Nil
Larry Willis	30,000	30,000	*	Nil	Nil
Shirley Hale	60,000	60,000	*	Nil	Nil
Craig Kimbal	30,000	30,000	*	Nil	Nil
Delos Elmer	30,000	30,000	*	Nil	Nil
Craig A. Olson	30,000	30,000	*	Nil	Nil
Kiva Stack	30,000	30,000	*	Nil	Nil
Stacy Thomas	7,500	7,500	*	Nil	Nil
Katherine Vacha	30,000	30,000	*	Nil	Nil
Michelle Vacha	30,000	30,000	*	Nil	Nil
Anthony Clanton	30,000	30,000	*	Nil	Nil
Gordon and Lahna Crabtree JTWROS	30,000	30,000	*	Nil	Nil
Kimberley Manning	30,000	30,000	*	Nil	Nil
Nathan and Jana Faris JTWROS	30,000	30,000	*	Nil	Nil
Michael Willis	30,000	30,000	*	Nil	Nil
Grant Willis	30,000	30,000	*	Nil	Nil
William Gofigan	7,500	7,500	*	Nil	Nil
Kent Florence	30,000	30,000	*	Nil	Nil
Ryan Kaszycki	30,000	30,000	*	Nil	Nil
Teri Tabor	30,000	30,000	*	Nil	Nil
Jeffery and Heather Christainsen JTWROS	30,000	30,000	*	Nil	Nil
Ruth Harrison Revocable Trust	30,000	30,000	*	Nil	Nil
Tom Menten	30,000	30,000	*	Nil	Nil
Frederich and Cheryl Johnston	30,000	30,000	*	Nil	Nil
Francis Acedo	30,000	30,000	*	Nil	Nil
Steven Crouch	30,000	30,000	*	Nil	Nil
Chris Crouch	30,000	30,000	*	Nil	Nil
Beau Brooks	30,000	30,000	*	Nil	Nil
Sonja Gouak (4)	140,000	140,000	1%	Nil	Nil

Total Shares Being Registered		5,515,000

_______________

* Less than one percent.
** Officer and/or director. Reflects 4,000,000 founders shares purchased for $ 5,000 cash during March 2008 plus and additional 30,000 shares upon which Mr. Giannotti’s cost basis was $400, issued in connection with our transaction with Ambermax IV during  November 2008. Mr. Giannotti should be deemed and “underwriter.”

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) Assumes that all securities registered will be sold.

 (3) Bristlecone Associates, LLC a Colorado Limited Liability Company, is controlled by Anna Collins. Bristlecone Associates, LLC is not a broker-dealer or affiliate of a broker-dealer. Bristlecone Associates, LLC should be deemed an “underwriter.” There is no relationship between Anna Collins and any of the other selling shareholders. Bristlecone purchased the 6,000,000 shares being resold during November of 2008 for $5,000 cash

(4) Sonja Gouak is not a broker-dealer or affiliate of a broker-dealer.  There is no relationship between Sonja Gouak and any of the other selling shareholders. We  issued  Sonja Gouak  140,000 shares  during  March of 2009 for future services as our financial printer. The services are valued at $35,000.

       Our President, Mr. Giannotti, purchased 10,000 shares of Ambermax IV Corporation during July of 2006 for $400. Under the terms of the Share Exchange agreement consummated during November 2008 between Ambermax IV and Mountain Renewables, Inc. Mr. Giannotti exchanged his 10,000 shares of Ambermax IV for 30,000 shares of Mountain Renewables, Inc. A copy of the Share Exchange Agreement, signed by all shareholders of Ambermax IV, including Mr. Giannotti, is contained in  Exhibit 10.1.Our  Share Exchange agreement with Ambermax IV may be deemed consummated at less than arms length because of Mr. Giannotti’s ownership of shares in Ambermax IV. Mr. Wiegand,  supplier of our refurbished collectors and mounting components was an officer and director of Ambermax IV   also signed that agreement.

     On consummation of the Share Exchange Agreement with Ambermax IV, all of the 38 additional shareholders of Ambermax IV each received three shares of the company’s common stock in exchange for each share of the commons stock of Ambermax IV and   the company received $ 12,871 in cash, which was the only asset of Ambermax IV. The purpose of our transaction with Ambermax was to increase our cash reserves. See Signatory page of “Share Exchange Agreement” for a complete list of the former shareholders of Ambermax IV. A copy of the “Share Exchange Agreement” signed by Mr. Wiegand as and Officer and  director of Ambermax IV and  by all shareholders of Ambermax IV, including Mr. Giannotti, is contained in  Exhibit 10.1  previously filed.” Subsequent to consummation of the Share Exchange Agreement, Mr. Wiegand sold us refurbished collectors in a separate transaction which should be deemed completed at less than arms length due to Mr. Wiegand’s previous role as officer and director  in Ambermax IV and Mr. Wiegand’s consequent role in the Share Exchange Agreement taken together with Mr. Giannotti’s previous role as a Shareholder of Ambermax IV and his role in the Share Exchange Agreement as our officer and director.

                Mr. Giannotti has no relationship with any shareholder of the company. However, Mr. Giannotti, our officer and director  purchased his shares in Ambermax IV while Mr. Wiegand was and officer and director of Ambermax IV.  Mr. Wiegand is supplier of the company’s the refurbished collectors and mounting components. Mr. Wiegand owns no shares of  the company and Mr. Wiegand held no shares in  Ambermax IV for conversion to our shares per the terms of the Share Exchange.

                Mr. Giannotti has no relationship with any of the previous shareholders of Ambermax IV Corporation. .Mr. Giannotti is presently an officer and director of our company which has purchased inventory from Mr. Wiegand who was previously an officer and director of Ambermax IV, during the period of time when  Mr. Giannotti purchased and held shares in Ambermax IV.

         Mr. Giannotti is not associated with Bristlecone Associates or its management.

                Our President, Mr. Giannotti purchased 4,000,000 shares of the Common Stock of Mountain Renewables for $5,000 cash during March of 2008.

LEGAL MATTERS

        Law Offices of Davidson and Shear, PLC have issued an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

      Our audited financial statements for December 31, 2008 and March 31, 2009, unaudited, have been included herein in reliance upon the report of Larry O’Donnell, CPA, P.C. independent registered public accountant, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

 We have not previously been required to comply with the reporting requirements of the Securities Exchange Act.  We have filed with the SEC a registration statement on Form S-1 to register the securities offered by this prospectus. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.  For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

       In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.go

INDEX TO FINANCIAL STATEMENTS

Year ended December 31, 2008
Page

Report of Independent Registered Public Accounting Firm	F 1

Financial Statements:

Balance Sheets	F 2

Statements of Operations	F 3

Statements of Changes in Stockholders’ Equity	F 4

Statements of Cash Flows	F 5

Notes to Financial Statements	F6 – F9

Nine Months ended September 30, 2009

Financial Statements:

Balance Sheets	F 10

Statements of Operations	F 11

Statements of Changes in Stockholders’ Equity	F 12

Statements of Cash Flows	F 13

Notes to Financial Statements	F14 – F17

Larry O’Donnell, CPA, P.C.

Telephone (303) 745-4545	2228 South Fraser Street
Fax (303)369-9384	Unit I
E-mail larryodonnellcpa@msn.com	Aurora, Colorado 80014
www.larryodonnellcpa@msn.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Mountain Renewables, Inc.

I have audited the accompanying balance sheet of Mountain Renewables, Inc. as of December 31, 2008 the related statements of operations, changes in stockholders’ equity and cash flows for the period from inception, March 27, 2008 through December 31, 2008. These financial statements are the responsibility of the Company’s management.  My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mountain Renewables, Inc. as of December 31, 2008, the results of its operations and cash flows for the period from inception, March 27, 2008 through December 31, 2008 in conformity with generally accepted accounting principles in the United States of America.

/s/ Larry O’Donnell, CPA, P.C.
Larry O'Donnell
CPA, P.C.
April 27, 2009

MOUNTAIN RENEWABLES, INC.
Balance Sheets
December 31, 2008

ASSETS
Current assets
Cash	$21,226
Inventory	850

Total assets	$22,076

STOCKHOLDERS’ EQUITY
Stockholders’ equity:
Common stock; $.001 par value; authorized
100,000,000 shares; issued and outstanding
13,375,000 shares, respectively	$13,375
Additional paid-in capital	9,299
Accumulated deficit during the development stage	(598)

Total stockholders’ deficit	$22,076

See notes to financial statements.

MOUNTAIN RENEWABLES, INC.
Statements of Operations
Period from inception, March 27, 2008 to December 31, 2008

General and administrative expenses		$598

Net loss		$(598)

Basic and diluted net loss per common share	$	**

Weighted average number of common shares outstanding		10,530,000

_______________

** Less than $(.01) per share.

See notes to financial statements.

MOUNTAIN RENEWABLES, INC.
Statements of Changes in Stockholders' Equity

		Common Stock	Additional	Accumulated
	Shares	Amount	Paid in capital	Deficit

Issuance of common stock for cash	4,000,000	$4,000	$1,000	$-
Issuance of common stock for cash	6,000,000	6,000	(1,000)	-
Issuance of common stock for Ambermax	3,375,000	3,375	9,299	-
Net loss				(598)
Balances, December 31, 2008	13,375,000	$13,375	$9,299	$(598)

See notes to financial statements.

MOUNTAIN RENEWABLES, INC.
Statements of Cash Flows
Period from inception, March 27, 2008 to December 31, 2008

Cash flows from operating activities:
Net loss	$(598)
Adjustments to reconcile net loss to net cash
used in operating activities:
Changes in operating assets and liabilities:
Increase in inventory	(850)

Net cash used in operating activities	(1,448)

Cash flows from investing activities:
Net cash used in investing activities	-

Cash flows from financing activities:
Issuance of common stock for cash	10,000
Issuance of common stock for Ambermax	12,674

Net cash provided by financing activities	22,674

Net increase (decrease) in cash	21,226

Cash at beginning of year	-

Cash at end of year	$21,226

See notes to financial statements.

MOUNTAIN RENEWABLES, INC.
Notes to Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies

Organization of Business

Mountain Renewables, Inc. (the “Company”) was incorporated in Nevada on March 27, 2008.

The Company is formulating plans to acquire, market and distribute solar panels.

The Company has not achieved significant revenues and is a development stage company.

Inventory

Inventory consists of finished solar panels and is stated at the lower of cost (first-in, first-out method), or market value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods.  Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

Fair Value of Financial Instruments

The fair value of the liability due to officer/stockholder is not practicable to estimate, based upon the related party nature of the underlying transactions.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123(R) Share-Based Payment.  Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.  The Company elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and subsequently modified.

During the period ended December 31, 2008, there were no stock options granted or outstanding.

MOUNTAIN RENEWABLES, INC.
Notes to Financial Statements

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes requirements for disclosure of comprehensive income (loss).  During the period ended December 31, 2008, the Company did not have any components of comprehensive income (loss) to report.

Revenue recognition

The Company recognizes revenue on an accrual basis as it invoices for product.  The Company recognizes revenue after the product has been delivered.

Net Loss Per Share

SFAS No. 128, Earnings per Share, requires dual presentation of basic and diluted earnings or loss per share (“EPS”) for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.  Basic EPS excludes dilution; diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect is to reduce a loss or increase earnings per share.  The Company had no potential common stock instruments which would result in a diluted loss per share.  Therefore, diluted loss per share is equivalent to basic loss per share.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”  (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet.  SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented.  The Company will adopt this standard at the beginning of the Company’s year ending December 31, 2008 for all prospective business acquisitions.  The Company has not determined the effect that the adoption of SFAS No. 160 will have on the financial results of the Company.

In March 2008, the Financial Accounting Standards board (FASB) issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161).  SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008.  SFAS 161 requires enhanced disclosures about Fund’s derivative and hedging activities.  Management is currently evaluating the impact the adoption of SFAS 161 will have on the Company’s financial statement disclosures.

MOUNTAIN RENEWABLES, INC.
Notes to Financial Statements

The FASB has revised SFAS No. 141.  This revised statement establishes uniform treatment for all acquisitions.  It defines the acquiring company.  The statement further requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair market values as of that date.  It requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquired, at the full amounts of their fair values. This changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes over time.  This statement also makes corresponding significant amendments to other standards that related to business combinations, namely, 109, 142 and various EITF’s.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company believes the implementation of this standard will have no effect on our financial statements.
In May 2008, FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”. Effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Board does not expect that this Statement will result in a change in current practice. However, transition provisions have been provided in the unusual circumstance that the application of the provisions of this Statement results in a change in practice. The Company believes the implementation of this standard will have no effect on our financial statements.

In May, 2008 FASB issued SFAS 163.  This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The Company believes the implementation of this standard will have no effect on our financial statements.

Note 2 - Stockholders' Equity

Common Stock

The Company is authorized to issue 100,000,000 shares of $.001 par value common stock.  The Company has 10,000,000 shares of its common stock issued and outstanding at December 31, 2008. Dividends may be paid on outstanding shares as declared by the Board of Directors.  Each share of common stock is entitled to one vote.

Note 3 - Income Taxes

The Company recognizes deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

MOUNTAIN RENEWABLES, INC.
Notes to Financial Statements

The Company incurred no income taxes for the period ended December 31, 2008.  The expected income tax benefit for the period ended December 31, 2008 is approximately $100.  The difference between the expected income tax benefit and non-recognition of an income tax benefit in each period is the result of a valuation allowance applied to deferred tax assets.

Net operating loss carryforwards of approximately $598 at December 31, 2008 are available to offset future taxable income, if any, and expire in 2033.  This results in a net deferred tax asset of approximately $100 at December 31, 2008.  A valuation allowance in the same amount has been provided to reduce the deferred tax asset, as realization of the asset is not assured.

The net operating loss carryforwards may be limited under the Change of Control provisions of the Internal Revenue Code section 382.

Note 4 – Acquisition of Ambermax IV Corporation

On November 14, 2008  the Company acquired 100% of the equity interests of Ambermax IV Corporation (Ambermax).  The income and expenses for Ambermax from the period November 14, 2008  through December 31, 2008 are included in the statements of operations.  Ambermax is a corporation organized under the laws of the state of Colorado  and is inactive.

The Company issued 3,375,000 shares of common stock to the stockholders of Ambermax.  The Company received $12,674 in cash from Ambermax which was its sole asset.

MOUNTAIN RENEWABLES, INC.

FINANCIAL STATEMENTS

SEPTEMBER 30, 2009

MOUNTAIN RENEWABLES, INC.
Financial Statements

MOUNTAIN RENEWABLES, INC.
Balance Sheets

ASSETS

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Current assets
Cash	$13,813	$21,226
Inventory	340	850

Total current assets	14,153	22,076

Deferred offering costs	35,075

Total assets	$49,228	$22,076

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable - related party	$30	$

Total current liabilities	30

Stockholders' equity

Common stock; $.001 par value; authorized
100,000,000 shares; issued and outstanding -
2009 13,515,000 shares 2008 13,375,000,shares respectively	13,515	13,375
Additional paid-in capital	44,159	9,299
Accumulated deficit during the development stage	(8,476)	(598)

Total stockholders' equity	49,198	22,076

Total liabilities and stockholders' equity	$49,228	$22,076

See notes to financial statements

MOUNTAIN RENEWABLES, INC.
Statements of Operations

	For the nine Months Ended		March 27, 2008
	September 30,		(Inception) to
	2009	2008	September 30, 2009

Sales	$810	$-	$810

Cost of Sales	550	-	550

Gross Profit	260	-	260

General and administrative expenses	8,138	100	8,736

Net loss	$(7,878)	$(100)	$(8,476)

Basic and diluted net loss
per common share	$-	$-	$-

Weighted average number of common
shares outstanding (in thousands)	13,476	10,000	11,913

_______________

* Less than $(.01) per share.

See notes to financial statements

MOUNTAIN RENEWABLES, INC.
Statements of Changes in Stockholders' Equity

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in capital	Deficit

Issuance of common stock for cash	4,000,000	$4,000	$1,000	$

Issuance of common stock for cash	6,000,000	6,000	(1,000)

Issuance of common stock for Ambermax	3,375,000	3,375	9,299

Net loss				(598)

Balance, December 31, 2008	13,375,000	13,375	9,299	(598)

Issuance of common stock for services	140,000	140	34,860

Net loss				(7,878)

Balance, September 30, 2009	13,515,000	$13,515	$44,159	$(8,476)

See notes to financial statements

MOUNTAIN RENEWABLES, INC.
Statements of Cash Flows

	For the Nine Months Ended		March 27, 2008
	September 30,		(Inception) to
	2009	2008	September 30, 2009

Cash flows from operating activities:
Net loss	$(7,878)	$(100)	$(8,476)
Adjustments to reconcile net loss
to net cash used in operating activities
Increase (decrease) in inventory	510		(340)
Increase in accounts payable	30		30

Net cash used in operating activities	(7,338)	(100)	(8,786)

Cash flows from investing activities:	-	-	-

Net cash used in investing activities	-	-	-

Cash flows from financing activities
Increase in deferred offering costs	(75)		(75)
Issuance of common stock for cash		100	10,000
Issuance of common stock for Ambermax	-	-	12,674

Net cash provided from financing activities	(75)	100	22,599

Net increase (decrease) in cash	(7,413)	0	13,813

Cash at beginning of year	21,226	-	-

Net loss	$13,813	$0	$13,813

Supplemental disclosure of noncash
financing and investing activities:

Common stock issued for
deferred offering costs	$35,000		$35,000

See notes to financial statements

MOUNTAIN RENEWABLES, INC.
Notes to Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies

Organization of Business

Mountain Renewables, Inc. (the “Company”) was incorporated in Nevada on March 27, 2008.

The Company is formulating plans to acquire, market and distribute solar panels.

The Company has not achieved significant revenues and is a development stage company.

Development Stage Company

The Company has not earned significant revenues from planned operations.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Company”, as set forth in Statement of Financial Accounting Standards No. 7 (“SFAS”).  Among the disclosures required by SFAS No. 7 are that the Company’s financial statements of operations, stockholders’ equity and cash flows disclose activity since the date of the Company’s inception.

Interim Presentation

In the opinion of the management of the Company, the accompanying unaudited financial statements include all material adjustments, including all normal and recurring adjustments, considered necessary to present fairly the financial position and operating results of the Company for the periods presented.  The financial statements and notes do not contain certain information included in the Company’s financial statements for the year ended December 31, 2008.  It is the Company’s opinion that when the interim financial statements are read in conjunction with the December 31, 2008 Audited Financial Statements, the disclosures are adequate to make the information presented not misleading.  Interim results are not necessarily indicative of results for a full year or any future period.

Inventory

Inventory consists of finished solar panels and is stated at the lower of cost (first-in, first-out method), or market value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods.  Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

MOUNTAIN RENEWABLES, INC.
Notes to Financial Statements

Fair Value of Financial Instruments

The fair value of the liability due to officer/stockholder is not practicable to estimate, based upon the related party nature of the underlying transactions.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123(R) Share-Based Payment.  Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.  The Company elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and subsequently modified.

During the period ended December 31, 2008, there were no stock options granted or outstanding.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes requirements for disclosure of comprehensive income (loss).  During the period ended December 31, 2008, the Company did not have any components of comprehensive income (loss) to report.

Net Loss Per Share

SFAS No. 128, Earnings per Share, requires dual presentation of basic and diluted earnings or loss per share (“EPS”) for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.  Basic EPS excludes dilution; diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect is to reduce a loss or increase earnings per share.  The Company had no potential common stock instruments which would result in a diluted loss per share.  Therefore, diluted loss per share is equivalent to basic loss per share.

Revenue recognition

The Company recognizes revenue on an accrual basis as it invoices for product.  The Company recognizes revenue after the product has been delivered.

MOUNTAIN RENEWABLES, INC.
Notes to Financial Statements

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”  (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet.  SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented.  The Company will adopt this standard at the beginning of the Company’s fiscal year ending December 31, 2008 for all prospective business acquisitions.  The Company has not determined the effect that the adoption of SFAS No. 160 will have on the financial results of the Company.
In March 2008, the Financial Accounting Standards board (FASB) issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161).  SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008.  SFAS 161 requires enhanced disclosures about Fund’s derivative and hedging activities.  Management is currently evaluating the impact the adoption of SFAS 161 will have on the Company’s financial statement disclosures.

The FASB has revised SFAS No. 141.  This revised statement establishes uniform treatment for all acquisitions.  It defines the acquiring company.  The statement further requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair market values as of that date.  It requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquired, at the full amounts of their fair values. This changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes over time.  This statement also makes corresponding significant amendments to other standards that related to business combinations, namely, 109, 142 and various EITF’s.  This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company believes the implementation of this standard will have no effect on our financial statements.

In May 2008, FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”. Effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Board does not expect that this Statement will result in a change in current practice. However, transition provisions have been provided in the unusual circumstance that the application of the provisions of this Statement results in a change in practice. The Company believes the implementation of this standard will have no effect on our financial statements.

In May, 2008 FASB issued SFAS 163.  This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The Company believes the implementation of this standard will have no effect on our financial statements.

MOUNTAIN RENEWABLES, INC.
Notes to Financial Statements
Note 2 - Stockholders' Equity

Common Stock

The Company is authorized to issue 100,000,000 shares of $.001 par value common stock.  Dividends may be paid on outstanding shares as declared by the Board of Directors.  Each share of common stock is entitled to one vote.

On March 16, 2009, the Company issued Sonja Gouak 140,000 shares of its common stock in exchanges of services for processing and filing of its registration statement.  Those services have been valued at Gouak’s usual billing rate.  Should Gouak not perform the services she will be subject to damages.

Note 3 - Income Taxes

The Company recognizes deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company incurred no income taxes for the periods ended September 30, 2009.  The expected income tax benefit for the period ended  September 30, 2009 and the period from inception March 18, 2008 through September 30, 2009 is approximately $1,100 and $1,200, respectively.  The difference between the expected income tax benefit and non-recognition of an income tax benefit in each period is the result of a valuation allowance applied to deferred tax assets.

Net operating loss carryforwards of approximately $8,476 at September 30, 2009 are available to offset future taxable income, if any, and expire in 2033.  This results in a net deferred tax asset of approximately $00 at September 30, 2009.  A valuation allowance in the same amount has been provided to reduce the deferred tax asset, as realization of the asset is not assured.

The net operating loss carryforwards may be limited under the Change of Control provisions of the Internal Revenue Code section 382.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$75.00
Printing and engraving expenses	100.00
Legal fees and expenses	1,000.00
Accounting fees and expenses	5,000.00
Miscellaneous expenses	1,000.00
Total	$7,175.00

    The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Indemnification of Directors and Officers

    Our Articles of Incorporation, its Bylaws, and certain statutes provide for the indemnification of a present or former director or officer.

The Securities and Exchange Commission's Policy on Indemnification

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or Bylaws, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

 During November  2008 the Company issued 4,000,000 shares and 6,000,000 of common stock the founder of the Company, Richard Giannotti and to Bristlecone Associates, LLC, respectively. Consideration was $5,000 and $5,000 respectively. The issuance of these shares was made in reliance upon the exemptions from registration provided by Section 406 of Regulation D. All cash received was deposited in the company’s checking account for use in operations.

 During March 2008 in connection with our share exchange transaction with Ambermax IV, the company issued 3,375,000 shares of its common stock to the shareholders of Ambermax.  The consideration was all assets held by Ambermax IV, which consisted of $12,871 of cash.  All cash received was deposited in the company’s checking account for use in operations.

       The Company issued Mr. Giannotti 30,000 shares of our common stock in exchange for 10,000 shares of Ambermax. This was done as part of our transaction with each shareholder of Ambermax.  The Ambermax shares tendered to us by Mr. Giannotti were originally purchased from Ambermax by Mr. Giannotti during June 2006 as part of a Regulation D private placement undertaken by Ambermax.  Mr. Giannotti's cost basis for his 10,000 Ambermax shares was $400.  The original issuance of shares sold to the Ambermax shareholders was made in reliance upon the exemptions from registration provided by Section 406 of Regulation D.

             On March 16, 2009, the Company issued 140,000 shares of common stock valued at $35,000 as compensation to Sonja Gouak. The consideration was future services to be provided by Ms. Gouak. The issuance of these shares was made in reliance upon the exemptions from registration provided by Section 406 of Regulation D.

    * All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

    Except as expressly set forth above, the individuals and entities to which we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit

3.1*	Certificate of Incorporation.
3.2*	By-Laws.
5.1*	Opinion of Law Offices of Davidson and Shear, LLC
10.1*	Share Exchange Agreement
23.1	Consent of Larry O’Donnell, CPA
23.2*	Consent of Law Offices of Davidson and Shear, LLC (contained in Exhibit 5.1)

* Previously filed

ITEM 17. UNDERTAKINGS.

    Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, Colorado, on December 18, 2009.

Mountain Renewables, Inc.

By:	/s/ Richard Giannotti
Richard Giannotti
(Principal Executive Officer) and Sole Director

By:	/s/ Richard Giannotti
Richard Giannotti
Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)